Exhibit 10.2

Execution Version

OPERATING AND CONSTRUCTION MANAGEMENT AGREEMENT

BETWEEN

NORTH DAKOTA PIPELINE COMPANY LLC

AND

ENBRIDGE (U.S.) INC.

Dated November 25, 2013

i

7.7	Maintenance of and Access to Records	17
7.8	Periodic Reports and Statements	17
8.0	Force Majeure	18
8.1	Procedure	18
8.2	Definition	18
8.3	Strikes	18
8.4	Duty to Mitigate	18
9.0	Insurance	18
9.1	Insurance	18
9.2	Premiums, Deductibles, etc	19
10.0	Claims	19
10.1	Claims	19
10.2	Mutual Release and Indemnification	19
11.0	Confidential Information; Publicity	22
11.1	Confidential Information	22
11.2	Publicity	24
12.0	General Provisions	24
12.1	Notices	24
12.2	Governing Law	25
12.3	Waiver of Jury Trial	25
12.4	Dispute Resolution	25
12.5	Entirety of Agreement	26
12.6	Captions or Headings	27
12.7	Assignment	27
12.8	Duplicate Originals	27
12.9	No Third Party Beneficiary	27
12.10	Severability	27
12.11	Waiver	27
12.12	Successors and Assigns	27
12.13	Exhibits	27
12.14	Joint Efforts	27
12.15	Counterparts	27

Exhibits

Exhibit A	Insurance
Exhibit B	Initial Budget

ii

OPERATING AND CONSTRUCTION MANAGEMENT AGREEMENT

This OPERATING AND CONSTRUCTION MANAGEMENT AGREEMENT (as the same may be amended from time to time in accordance herewith, this “Agreement”) by and between North Dakota Pipeline Company LLC, a Delaware limited liability company (“Owner”), and Enbridge (U.S.) Inc., a Delaware corporation (“Operator”), is made and entered into as of November 25, 2013 (“Effective Date”). Owner and Operator may be referred to herein collectively as the “Parties” or each, individually, as a “Party.”

RECITALS

WHEREAS, Enbridge Energy Partners L.P. (“EEP”) and Williston entered into that certain Amended and Restated Limited Liability Company Agreement of Owner, dated as of even date herewith (such agreement, as it may be amended, modified or supplemented from time to time, the “LLC Agreement”), to govern the management, ownership and operation of Owner and its assets;

WHEREAS, Owner intends to plan, design, develop and construct the Sandpiper Facilities and all other Facilities; and

WHEREAS, Owner desires to retain the services of Operator to Manage the Design, Procurement and Construction of, and to operate and maintain the Facilities, and to provide certain other services related to the Facilities, in each case, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

AGREEMENT

1.0	Definitions; Interpretation.

1.1 Definitions. The following terms, as used in this Agreement, shall have the following meanings.

“Affiliate” has the meaning set forth in the LLC Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Audit Period” has the meaning set forth in Section 7.5.2.

“Available Cash” has the meaning set forth in the LLC Agreement.

“Bankrupt” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature or (c) the expiration of sixty (60) days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such sixty (60) day period.

“Budget” means (a) for the remainder of calendar year 2013 and each of the calendar year 2014, 2015 and 2016, the budget attached hereto as Exhibit B, which covers all forecasted operating costs, capital expenditures for maintenance that Operator reasonably anticipates to be made or incurred by or on behalf of Owner during such periods and the then-applicable Non-Growth Integrity Project Budget, (b) in each other calendar year during the term of this Agreement, a budget provided by Operator to Owner (and which is approved by the Management Committee) that reasonably covers all forecasted operating costs and expenditures, capital expenditures in connection with maintenance and Long Term Response Expenditures (if any) that Operator reasonably anticipates to be made or incurred by or on behalf of Owner during the applicable calendar year and the then-applicable Non-Growth Integrity Project Budget, (c) any then applicable budgets (which have been approved by the Management Committee or otherwise deemed approved under the terms of the LLC Agreement) with respect to any Participatory Growth Capital Project or Non-Participatory Growth Capital Project and (d) all forecasted capital costs and expenditures that Operator reasonably anticipates to be made or incurred in connection with its performance of the Services with respect to the Sandpiper Facilities prior to the Sandpiper Project In-Service Date, including the Sandpiper Project Spend Profile; provided, that in each of the cases of clauses (a), (b) and (c), the Budget shall include the amount of any permitted variance thereto pursuant to Section 5.3.

“Budget Amendment” has the meaning set forth in Section 5.2.

“Business” has the meaning set forth in the LLC Agreement.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas and Calgary, Alberta, Canada are generally open for business.

“Capital Account” has the meaning set forth in the LLC Agreement.

“Cash Reserves” has the meaning set forth in the LLC Agreement.

“Claim” has the meaning set forth in the LLC Agreement.

“Claim Notice” has the meaning set forth in Section 10.2.6(a).

“Confidential Information” has the meaning set forth in Section 11.1.1.

“Construction” and its derivatives mean, with respect to any facility or project, all activities relating to the construction thereof.

“Construction G&A Fee” has the meaning set forth in Section 4.1.2.

“Contract” has the meaning set forth in the LLC Agreement.

“Default Budget” has the meaning set forth in Section 5.1.

“Design” and its derivatives mean, with respect to any facility or project, all activities relating to the engineering and design thereof.

“Dispute” has the meaning set forth in Section 12.4.1.

“Dispute Notice” has the meaning set forth in Section 12.4.2.

“EEP” has the meaning set forth in the Recitals.

“Effective Date” has the meaning set forth in the Preamble.

“Emergency” has the meaning set forth in Section 6.1.

“Emergency Expenditures” has the meaning set forth in Section 6.1.

“Owner” has the meaning set forth in the Preamble.

“Owner Improvements” has the meaning set forth in Section 6.3.2.

“Owner Indemnitees” means Owner and its Affiliates (other than Operator) and their respective partners, members, directors, officers, managers, employees, contractors, agents and other representatives.

“Owner Intellectual Property” has the meaning set forth in Section 6.3.1.

“Facilities” has the meaning set forth in the LLC Agreement.

“FERC” means the U.S. Federal Energy Regulatory Commission.

“Force Majeure” has the meaning set forth in Section 8.2.

“GAAP” means U.S. Generally Accepted Accounting Principles as consistently applied.

“Governmental Authority” has the meaning set forth in the LLC Agreement.

“Growth Capital Project” has the meaning set forth in the LLC Agreement.

“Indemnified Party” has the meaning set forth in Section 10.2.6.

“Indemnifying Party” has the meaning set forth in Section 10.2.6.

“Initial Call Amount” has the meaning set forth in Section 5.4.2.

“Intellectual Property” means patents and copyrights, whether registered or not, and rights in confidential information and know-how and equivalent rights (including, in all cases, applications and rights to apply therefor) arising anywhere in the world.

“Interstate Commerce Act” means the version of the Interstate Commerce Act under which FERC regulates oil pipelines, 49 U.S.C. app. §§ 1, et seq. (1988), and the regulations promulgated by the FERC thereunder.

“Land Rights” has the meaning set forth in Section 3.3.7(a).

“Law” has the meaning set forth in the LLC Agreement.

“Liabilities” has the meaning set forth in the LLC Agreement.

“Liability Claim” has the meaning set forth in Section 10.1.1.

“Licensed Intellectual Property” has the meaning set forth in Section 11.1.3.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, claim, security interest, restrictive covenant or easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable Law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“LLC Agreement” has the meaning set forth in the Recitals.

“Long Term Response Expenditures” has the meaning set forth in the LLC Agreement.

“Manage” or “Management” and their respective derivatives mean, with respect to any facility or project, the management and administration of the Design, Procurement and Construction of such facility or project through the in-service date thereof.

“Management Account” has the meaning set forth in Section 7.2.

“Management Committee” has the meaning set forth in the LLC Agreement.

“Management Fee” has the meaning set forth in Section 4.1.1.

“Member” has the meaning set forth in the LLC Agreement.

“Negotiation Period” has the meaning set forth in Section 12.4.3.

“Non-Growth Integrity Project” has the meaning set forth in the LLC Agreement.

“Non-Growth Integrity Project Budget” has the meaning set forth in the LLC Agreement.

“Non-Participatory Growth Capital Project” has the meaning set forth in the LLC Agreement.

“Operator” has the meaning set forth in the Preamble.

“Operator Improvements” has the meaning set forth in Section 6.3.2.

“Operator Indemnitees” has the meaning set forth in Section 10.2.1.

“Operator Intellectual Property” has the meaning set forth in Section 6.3.1.

“Participatory Growth Capital Project” has the meaning set forth in the LLC Agreement.

“Parties” and “Party” has the meaning set forth in the Preamble.

“Person” has the meaning set forth in the LLC Agreement.

“Procurement” and its derivatives mean all activities relating to the procurement and handling of all services, materials, equipment and construction equipment necessary for any Design and Construction of the Facilities.

“Quarterly Estimate” has the meaning set forth in Section 5.4.

“Recommended Activity” has the meaning set forth in Section 10.2.4.

“Records” has the meaning set forth in Section 6.3.5.

“Recovery Claim” has the meaning set forth in Section 10.1.2.

“Related Contracts” means two (2) or more Contracts between each of Owner (or Operator on behalf of Owner), on one hand, and one (1) or more Third Parties that are Affiliates of each other, on the other hand, that address, in form and substance, generally the same aspect of the Business or subject matter and that are entered into on or near the same date.

“Sandpiper Facilities” has the meaning set forth in the LLC Agreement.

“Sandpiper Project In-Service Date” has the meaning set forth in the LLC Agreement.

“Sandpiper Project Spend Profile” has the meaning set forth in the LLC Agreement.

“Services” means all the services to be performed by Operator and all duties of Operator, in each case, pursuant to or as otherwise set forth in this Agreement, including the Management, Design, Procurement, and Construction of the Facilities, and the operation, upkeep, repair and/or maintenance thereof.

“Shortfall Estimate” has the meaning set forth in Section 5.4.1.

“Special Available Cash” has the meaning set forth in the LLC Agreement.

“Special Capital Account” has the meaning set forth in the LLC Agreement.

“Standard of Care” means that, in its performance of the Services, Operator acts in a good and workmanlike manner, in accordance with: (a) reasonable, customary and prudent construction management and operating practices in the pipeline industry for operations of a similar size and nature to Owner; and (b) all applicable Law and any other applicable rules and requirements of Governmental Authorities; provided, that in no event shall Operator be obligated to comply with the foregoing if such compliance would result in a breach by Operator of applicable Law.

“Subcontractor” means any Third Party engaged by Operator to provide services or materials related to (or in place of) the services to be provided by Operator pursuant to this Agreement.

“Super-Majority Management Committee Approval” has the meaning set forth in the LLC Agreement.

“Third Party” means any Person that is not a Party or a Member or an Affiliate of a Party or a Member.

“Third-Party Claim” has the meaning set forth in Section 10.2.6(b).

“Units” has the meaning set forth in the LLC Agreement.

“Williston” means Williston Basin Pipe Line LLC, a Delaware limited liability company.

“Williston Manager” has the meaning set forth in the LLC Agreement.

1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language or meaning of this Agreement. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Exhibits referred to herein are attached hereto. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

2.0	Operator.

2.1 Operator Identified. Subject to the terms of this Agreement, Operator is hereby retained to perform, or cause to be performed, the Services.

2.2 Term. The term of this Agreement begins on the Effective Date and ends upon the earliest to occur of: (a) the termination of the LLC Agreement, (b) the written consent of the Parties, (c) the permanent abandonment or shutdown of the Facilities and the completion of the Services of Operator in connection therewith or (d) the date that the resignation or removal of Operator pursuant to Section 2.3 becomes effective in accordance with the provisions of Section 2.3.3.

2.3	Resignation or Removal of Operator.

2.3.1	Optional Resignation. Operator may resign at any time by sending written notice to Owner.

2.3.2	Removal of Operator. Operator shall be removed upon the occurrence of any of the following:

(a)	Operator becomes insolvent or Bankrupt;

(b)	Operator dissolves, liquidates or terminates its existence;

(c)	(i) Operator breaches the Standard of Care or any material obligation under the Agreement; (ii) such breach causes or is reasonably likely to cause material harm

(as defined below); (iii) Owner provides Operator written notice of such breach within a reasonable time after Owner becomes aware of such breach; and (iv) such breach has not been cured within sixty (60) days after receipt by Operator of a breach notice, provided that if such breach is not reasonably capable of being cured within a sixty (60) day period, Operator shall not be subject to removal if Operator expeditiously commences to cure such breach following its receipt of a breach notice and continues to diligently proceed with such cure within such longer period of time as shall be reasonably necessary to cure such breach; provided, that for the purposes of this Section 2.3.2(c), “material harm” means loss or damage to Owner in excess of $50,000,000 that is directly caused by Operator’s breach;

(d)	Operator and its Affiliates cease to own any Units; or

(e)	Operator assigns or purports to assign its right or ability to conduct the Services without prior written consent of Owner.

2.3.3	Effectiveness of Resignation or Removal. Notwithstanding anything to the contrary set forth herein, the resignation or removal of Operator pursuant to the foregoing provisions of this Section 2.3(c) shall not become effective, and Operator shall not be relieved of its duties as Operator under this Agreement until the earlier of (a) the date that is ninety (90) days after the date of the delivery of the notice of removal or resignation (or, in the case of removal, such earlier date as is specified in the notice of removal), as applicable, and (b) the date that Operator’s successor has been appointed by Owner and has entered into an agreement with Owner pursuant to which it has agreed to perform all of the duties, responsibilities and obligations of Operator set forth in this Agreement.

2.3.4	Dispute. Any dispute regarding this Section shall be addressed pursuant to the terms of Section 12.4 (Dispute Resolution) and Operator shall not be removed until it has finally been determined that the conditions to the removal of Operator under Section 2.3.2 were met.

3.0	Duties of Operator.

3.1 Independent Contractor. In the performance of any Services by or through Operator for Owner pursuant to this Agreement, Operator conclusively shall be deemed an independent contractor, with the right and authority to direct and control all services and other work being performed by the employees of Operator and its Affiliates and all Subcontractors. Owner shall have no right or authority to supervise or give instructions to any such Persons and such Persons at all times shall be under the direct and sole supervision and control of Operator. It is the understanding and intention of the Parties that no relationship of master and servant or principal and agent shall exist between Owner, on the one hand, and the employees, agents or representatives of Operator or its Affiliates, on the other hand.

3.2 No Agency. Except as expressly set forth herein, nothing in this Agreement shall be deemed or construed to authorize Operator to act as an agent, principal, servant or employee for Owner for any purpose whatsoever and, except as expressly permitted by this Agreement, Operator shall not hold itself out as an agent, principal, servant or employee of Owner to any Person.

3.3 Services. From and after the Effective Date, Operator shall perform the Services for the sole benefit of (and on behalf of) Owner and at all times in accordance with the Standard of Care and in good faith. Owner hereby delegates to Operator and authorizes Operator to, and Operator shall, perform each of the Services set forth in this Section 3.3 in accordance with the Standard of Care, subject to the limitations set forth in Section 3.4 or otherwise contained in this Agreement.

3.3.1	General. Operator shall perform any and all acts and things necessary, requisite or proper for (a) the efficient and safe Management, Design, Procurement, and Construction of (i) the Sandpiper Facilities as described on Schedule II to the LLC Agreement and (ii) any other Facilities contemplated in the Budget and (b) the operation, maintenance, upkeep and repair of the Facilities, including, in each case, entering into (or causing Owner to enter into) any Contract with respect to the Sandpiper Facilities and all of the other Facilities or the Business or incurring any expense authorized in an approved Budget or as otherwise permitted hereunder. In addition, Owner hereby authorizes Operator to do and perform any and all acts and responsibilities delegated to Operator in the LLC Agreement.

3.3.2	Administration of Business. Operator shall administer the Business and all other related and ancillary affairs of the Owner, including the regulatory, financial, accounting and tax affairs of Owner, maintaining the financial, tax and accounting records of Owner and preparing and distributing financial statements, notices and reports (including reports to Governmental Authorities) in accordance with Sections 7.1, 7.2, 7.3, 7.4, 7.6, 7.7 and 7.8 of this Agreement and as otherwise required pursuant to the LLC Agreement.

3.3.3	Purchase and Sale of Materials and Supplies; Entry into Contracts. Operator shall (or shall cause Owner to) (a) purchase or cause to be purchased all necessary materials and supplies, (b) incur (or cause to be incurred) all such expenses and (c) enter into (or cause to be entered into) such Contracts, in each case, as may be necessary in connection with the Design, Procurement, Construction, operation and/or maintenance of the Facilities and/or the performance of the Services. Operator may sell or dispose of materials and equipment that are no longer required in connection with all or any portion of the Facilities.

3.3.4	Personnel. Operator and/or its Affiliate(s) shall employ such personnel as Operator (and/or its Affiliate(s)) may deem reasonably necessary or beneficial with respect to (or in connection with its performance of) the Services. Also, Operator may utilize its or any of its Affiliates’ other employees to provide all or any portion of the Services. Operator shall employ reasonable efforts to maintain the number of personnel performing services for Owner at the optimum level and to keep them organized in a manner which will afford cost effective and efficient day-to-day operation of the Business. Operator shall ensure that all such personnel expenses incurred in connection with its obligations under this Agreement are paid, including compensation, salary, wages, overhead and administrative expenses incurred by Operator and its Affiliates and if applicable, social security, taxes, workers compensation insurance, benefits and other such expenses. Notwithstanding anything to the contrary in the provisions of Section 10.2, Operator shall indemnify and save harmless Owner from all claims of liability for wages, salary, taxes or benefits in respect of Operator’s personnel; provided that, for the avoidance of doubt, the Operator shall be entitled to charge such wages, salary, taxes or benefits to Owner to the extent permitted by this Agreement.

3.3.5

Payment of Expenses. In addition to its other payment and reimbursement obligations set forth in this Agreement and the LLC Agreement, Owner shall be responsible for payment of Operator’s fees and expenses as set out in this Agreement. To the extent of available funds in the Management Account, Operator shall pay and discharge all costs and expenses on a timely basis. Notwithstanding anything herein to the contrary, in no event shall Operator be liable in connection with the performance of its services hereunder or otherwise in breach of this Agreement if Operator fails, or is otherwise unable, to perform any of such services or its other obligations hereunder due to the failure of Owner to pay when due any amounts payable hereunder by Owner.

3.3.6	Liens. Notwithstanding anything to the contrary in Section 10.2, Operator shall protect and defend Owner, the Facilities and the other assets of the Business (including rights of way related to the Facilities) from any Liens arising by, through or under Operator, Operator’s Affiliates, and its and their respective representatives, contractors or subcontractors of any level, agents or employees. Operator shall not have any liability to (and shall not be obligated to release, indemnify or hold harmless) Owner (and each Owner Indemnitee) for any Claims and/or Liabilities suffered by Owner (or such Owner Indemnitee) as a result of any Liens (other than Liens that arise in the ordinary course of carrying out the Services or that are approved by Super-Majority Management Committee Approval pursuant to the LLC Agreement) being placed on the Facilities or the other assets of the Business (including rights of way related to the Facilities) except to the extent (and only to the extent) that such Liens arise as a result of the Operator failing to comply with the Standard of Care. Notwithstanding the foregoing, Operator shall have no liability with respect to any Lien that arises as the result of a failure by Owner to satisfy its obligations to Operator under this Agreement.

3.3.7	Land Rights.

(a)	Except for any route (or portions of any route) for the Facilities which Operator has already surveyed or has determined not to survey as of the Effective Date, Operator shall survey the routes for all Facilities with respect to which development and construction begins after the Effective Date and, to the fullest extent permitted by applicable Law, acquire all necessary rights of way, easements, leases, fee titles, permits, surveys and other interests in land required for the Construction, operation and maintenance of the Facilities (“Land Rights”).

(b)	Owner shall, and shall cause the Members to, use its commercially reasonable efforts to provide Operator with any information in Owner’s or the Members’ possession that would be useful to Operator in connection with the surveying of the routes for the Facilities or the acquisition of Land Rights.

(c)	In the acquisition of Land Rights, Operator shall enter into good faith negotiations with each applicable property owner. Condemnation shall be used to acquire Land Rights whenever, in Operator’s reasonable discretion, the necessary Land Rights cannot reasonably and economically be obtained voluntarily, and Operator shall initiate condemnation proceedings with the appropriate Governmental Authority and prosecute the same to conclusion in Owner’s name to the fullest extent allowed by applicable Law.

(d)	Owner shall bear the entire cost of obtaining or enforcing such Land Rights, whether by voluntary conveyance, condemnation or other civil proceedings (and whether by judgment or settlement).

3.3.8	Common Carrier Operations. Operator shall provide transportation services on the applicable Facilities on behalf of Owner in conformity with applicable tariffs and Law applicable to crude oil pipeline common carriers under the Interstate Commerce Act and other Law.

3.3.9	Tariffs; Measurements; Receipts and Deliveries of Crude Oil; Connections.

(a)	Tariffs. Operator shall file all tariffs and/or changes to established tariffs (under which tenders of crude oil are transported through the applicable Facilities) that are required to be filed in connection with the Owner’s Business with the applicable Governmental Authorities.

(b)	Measurements, Receipts and Deliveries of Crude Oil. Operator shall ascertain and record the quantity and quality of crude oil received into and out of the Facilities in accordance with all Law.

(c)	Connections to Pipeline. Connections (if any) to the Facilities shall be made by Operator in accordance with all Law.

3.3.10	Workplace Safety.

(a)	During the term of this Agreement, Operator shall comply with its then existing business-wide safety rules.

(b)	For all Services performed on any pipeline Facility that includes an operations or maintenance task that affects the operation or integrity of the pipeline per the definitions set forth in DOT regulations 49 CFR Subparts 192 or 195, Operator shall furnish “qualified individuals” as defined in such regulation to perform such tasks. To the extent that Operator elects to use subcontractors, Operator shall ensure that each subcontractor provides “qualified individuals” to perform such tasks.

3.3.11	Environmental, Health and Safety Reporting. Operator will prepare and furnish to Owner a report describing any accidents and environmental incidents experienced (other than those constituting an Emergency) within thirty (30) days of such occurrence. During the term of this Agreement, Operator shall comply with its then existing, business-wide emergency response plan.

3.4 Limitation of Authority. Except in the case of Emergencies, but otherwise notwithstanding anything in this Agreement to the contrary, Operator shall obtain the prior written consent of Owner prior to taking any of the following actions:

3.4.1	any action that would require prior Super-Majority Management Committee Approval or the consent of a Williston Manager, in each case, pursuant to the LLC Agreement if such action were proposed to be taken by (or on behalf of) Owner thereunder;

3.4.2	except with respect to powers of attorney granted for the Procurement of Land Rights, the granting of powers of attorney with respect to the Management, Design, Procurement, Construction, operation, maintenance and/or ownership of the Facilities;

3.4.3	except to the extent contemplated in the then current Budget, the entering into, amendment or termination of (a) any Contract or series of Related Contracts to lower, adjust or relocate a pipeline and/or any pipeline facilities which are part of the Facilities if the contracting party is not obligated to pay or reimburse Owner for the entire cost incurred and the non-reimbursable portion of such costs exceeds Five Million Dollars ($5,000,000) or (b) any Contract or series of Related Contracts relating to Land Rights that commits Owner to incur expenses, in the aggregate, of more than Five Million Dollars ($5,000,000) in any calendar year; or

3.4.4	Incur any expense not included in the then applicable Budget for which reimbursement from Owner would be sought, except for any Emergency Expenditure or (b) as otherwise expressly set forth in this Agreement or authorized pursuant to the LLC Agreement.

3.5 Warranty.

3.5.1	Operator warrants that it is experienced in the Services to be undertaken on behalf of Owner, possess the skills and financial and technical resources to complete the Services, has the authority to fulfill its obligations under this Agreement, and will perform the Services at all times in accordance with the Standard of Care.

3.5.2	Operator may subcontract any part of the Services; provided, however, that notwithstanding any subcontract entered into by Operator for all or any part of the Services, Operator shall not be relieved of or released from any of its obligations or responsibilities under this Agreement. For the purposes of this Agreement, Services performed by subcontractors shall be deemed to be Services performed by Operator.

3.5.3	Notwithstanding anything to the contrary set forth in this Agreement, Operator agrees that any Contracts entered into by Operator with any Subcontractor for the provision (by such Subcontractor) of services and/or materials that Operator is obligated to provide pursuant to this Agreement shall (a) be at an arm’s length basis and shall be competitive in terms of pricing and other material terms, (b) contain customary indemnity and insurance provisions that are consistent with the indemnity and insurance provisions set forth herein (or that are otherwise approved in writing by Owner) and (c) contain customary warranty provisions and audit rights that are enforceable by Owner (either directly or as a third party beneficiary) and that are consistent with Owner’s policies with respect thereto. Without limiting the foregoing and notwithstanding anything to the contrary set forth herein, Operator shall be liable to (and shall release, indemnify and hold harmless) Owner (and each Owner Indemnitee) for any Claims and/or Liabilities suffered by Owner (or such Owner Indemnitee) to the extent such Claims and/or Liabilities arose out of or in connection with or attributable or incidental to (i) any actual fraud of any Subcontractor or (ii) the gross negligence or willful misconduct of any Subcontractor.

4.0	Schedule of Charges.

4.1 Management Fee and Construction G&A Fee.

4.1.1

Management Fee. Commencing on the Effective Date, Owner will pay Operator an annual fee of Two Million Dollars ($2,000,000) (the “Management Fee”), as the same may be adjusted pursuant to this Section 4.1.1. The Management Fee will be prorated during the calendar year in which the Effective Date occurs and will be increased

(a) annually (effective on the first (1st) day of each applicable calendar year after calendar year 2014) by an amount equal to three percent (3%) of the immediately preceding calendar year’s Management Fee and (b) at any time, by an amount reasonably proposed by Operator in good faith to reflect (i) additional Services required on account of any additional Facilities that are placed in-service, acquired or otherwise procured and (ii) to the extent agreed to by Owner pursuant to the terms of the LLC Agreement, the actual costs of all general and administrative Services provided by Operator and overhead costs incurred by Operator, in each case, in performing the Services (other than Design, Construction and Procurement) as Operator hereunder. Owner will pay Operator the annual Management Fee on a monthly basis, in twelve (12) equal installments, by depositing each installment in the Management Account by the fifth (5th) day of each calendar month.

4.1.2	Construction G&A Fee. In addition to the foregoing, until the Sandpiper Project In-Service Date, and during any other period in which any Growth Capital Project is being Designed and Constructed (and materials Procured in connection therewith), which period shall end on the date that the Facilities in connection with such Growth Capital Project is put into service, Owner will pay Operator a monthly fee equal to one half of one percent (0.5%) of the total amount of all capital costs and capitalized expenses incurred by Operator in the immediately preceding calendar month (the “Construction G&A Fee”) with respect to such Facilities. The Construction G&A Fee shall be increased by an amount reasonably proposed by Operator and agreed to by Owner (pursuant to the terms of the LLC Agreement) to reflect the actual costs of all general and administrative services provided by Operator and overhead costs incurred by Operator, in each case, in performing the Design, Construction and Procurement services as Operator hereunder. Owner will pay Operator the Construction G&A Fee by depositing each installment in the Management Account by the fifth (5th) day of each calendar month (starting on the fifth (5th) day of the calendar month following the calendar month in which the Effective Date occurs). Notwithstanding the foregoing, Owner and Operator acknowledge and agree that the Construction G&A Fee shall not be applied to any maintenance capital expenditures or any expenses in connection with any Non-Growth Integrity Project.

4.2 Direct Expenses. In addition to paying Operator the Management Fee and, if applicable, the Construction G&A Fee, Owner shall reimburse Operator for all of the costs and expenses incurred by it in providing the Services, including (a) for any direct operating and any other out-of-pocket costs and expenses incurred by it on behalf of Owner (including, for the avoidance of doubt, for the fully burdened costs and expenses of any employees of Operator who provide services to (or on behalf of) Owner), (b) for the portion of the fully burdened costs and expenses (as reasonably allocated by Operator) of any other employees of Operator who provide services to (or on behalf of) Owner and (c) for any other costs and expenses required to be reimbursed to Operator by Owner pursuant to this Agreement.

4.3 Adjustments to Fees and Expenses. Notwithstanding anything to the contrary herein and except with respect to reimbursements for Emergency Expenditures, payments and reimbursements to Operator for its costs and expenses pursuant to this Agreement (including, for the avoidance of doubt, this Article 4) shall only be made to the extent such costs and expenses are included in the then applicable Budget. Notwithstanding the foregoing, Operator shall not be entitled to reimbursement for any costs and expenditures to the extent that the circumstance giving rise to such costs and expenditures resulted from Operator’s gross negligence or willful misconduct.

5.0	Budgets.

5.1 Preparation and Approval of the Budget. Starting in calendar year 2016, Operator shall prepare and present to Owner on or before November 15th the Budget for the next succeeding calendar year (other than any Non-Participatory Growth Capital Project Budget or Participatory Growth Capital Project Budget). Owner shall have thirty (30) days from the date Operator submits such Budget to approve or reject such Budget in whole or in part. With respect to any part of any such Budget that is rejected, Operator shall then have thirty (30) days to resubmit such Budget, or portion thereof, for approval, and, if Operator elects to resubmit such Budget, or portion thereof, Owner shall have fifteen (15) days to approve or reject such resubmitted Budget, or portion thereof. Until the Parties reach agreement with respect to the Budget, the Budget to be used by Operator and deemed approved by Owner shall include (a) with respect to the undisputed items of the Budget, the amounts set forth therein for such undisputed item, (b) with respect to the disputed items of the Budget, amounts included in the immediately preceding calendar year’s Budget (adjusted upward by an amount equal to three percent (3%)) plus to the extent any disputed items were not included in the immediately preceding calendar year’s Budget, an amount with respect to such items that Operator believes (in its reasonable discretion) to be necessary or appropriate to meet Owner’s legally binding commitments and obligations that were entered into pursuant to the terms hereof or to conduct and maintain Owner’s operations and properties (including the Facilities) in accordance with the Standard of Care, (c) amounts that Operator believes (in its reasonable discretion) to be necessary or appropriate with respect to any Long Term Response Expenditures and (d) any Non-Participatory Growth Capital Project Budgets, Participatory Growth Capital Project Budgets and any Non-Growth Integrity Project then in effect (such items, collectively the “Default Budget”). The Default Budget shall be in effect only until such time as a new Budget is approved by Owner.

5.2 Preparation and Approval of Budget Amendments. At any time, Operator may propose amendments to a Budget by presenting a written budget amendment for approval by Owner (each, a “Budget Amendment”). Owner shall have fifteen (15) days from the date Operator submits a Budget Amendment to approve or reject such Budget Amendment in whole or in part. Any part of any Budget Amendment which is rejected shall either be deleted or resubmitted at the direction of Owner. Operator shall then have thirty (30) days to resubmit (if it so elects) any Budget Amendment for approval. Owner shall have fifteen (15) days from the date Operator resubmits any such Budget Amendment for approval to approve or reject such re-submitted Budget Amendment.

5.3 Authority for Extra Budget Expenditures. During any calendar year, Operator shall have the right and authority with respect to such calendar year’s approved Budget (as such Budget may be amended by any approved Budget Amendment), to make expenditures up to one hundred and fifteen percent (115%) of (i) all operating costs and expenditures and maintenance capital expenditures and (ii) any line-item with respect to Long Term Response Expenditures. Operator and Owner agree that with respect to any Non-Participatory Growth Capital Project or Participatory Growth Capital Project, the permitted variance, as determined in accordance with the LLC Agreement, shall apply in lieu of the one hundred and fifteen percent (115%) variance in the preceding sentence.

5.4 Payment of Costs. At least forty (40) days prior to each applicable calendar quarter beginning after the Effective Date, Operator shall notify Owner and shall prepare and deliver to Owner, a notice of the estimated amount of expenditures projected to be incurred in such calendar quarter pursuant to the then applicable Budget (or otherwise pursuant to the LLC Agreement or this Agreement, including, for the avoidance of doubt, in connection with any Emergency plus a reasonable contingency amount (the “Quarterly Estimate”). Owner shall cause the Quarterly Estimate to be deposited in the Management Account on or before the first (1st) day of the applicable calendar quarter pursuant to the terms of the LLC Agreement.

5.4.1	Shortfall Estimates. If Operator reasonably believes that the deposits made pursuant to Section 5.4 will be insufficient to satisfy the projected costs and expenses to be incurred during the then current calendar quarter pursuant to the then applicable Budget (or otherwise pursuant to the LLC Agreement or this Agreement, including for the avoidance of doubt, in connection with any Emergency), then Operator shall prepare and deliver to Owner, a notice of the estimated amount of the shortfall for such calendar quarter (the “Shortfall Estimate”). Owner shall cause the Shortfall Estimate to be deposited in the Management Account within Fifteen (15) Business Days of the day Owner received notice thereof from Operator pursuant to the terms of the LLC Agreement.

5.4.2	Initial Call Notices. On the Effective Date, Operator shall notify Owner and shall prepare and deliver to Owner a notice of the estimated amount of expenditures projected to be incurred for the remainder of the then current calendar quarter pursuant to the then applicable Budget (or otherwise pursuant to the LLC Agreement or this Agreement, including, for the avoidance of doubt, in connection with any Emergency) plus a reasonable contingency amount (the “Initial Call Amount”). Owner shall cause the Initial Call Amount to be deposited in the Management Account within fifteen (15) Business Days of the day Owner received notice thereof from Operator pursuant to the terms of the LLC Agreement.

6.0	Emergencies; Ownership of Assets.

6.1 Emergencies. In the event of an Emergency, Operator shall promptly (a) make all notifications required under applicable Law to the appropriate Governmental Authorities, (b) implement Emergency response and mitigation measures as are required by applicable Law or are deemed advisable by Operator to respond to or mitigate the Emergency, including to protect human health and the environment, (c) commence any required remediation, maintenance or repair work necessary for the Facilities and/or Owner to comply with all applicable Law and (d) notify Owner, as soon as practicable after the occurrence of the event of such Emergency. Operator’s notification of Owner may be made by any method deemed appropriate by Operator under the circumstances and does not have to comply with Section 12.1. Owner shall reimburse Operator for any costs and/or expenses incurred by Operator in connection with any Emergency (any such costs and expenditures, “Emergency Expenditures”), within fifteen (15) days of its receipt of an invoice therefor. For purposes of this Agreement, an “Emergency” shall be defined as a sudden or unexpected event which causes, or risks causing, (i) substantial damage to any of the Facilities or the property of a Third Party, (ii) death of or injury to any Person, (iii) damage or substantial risk of damage to natural resources (including wildlife) or the environment, (iv) safety concerns associated with continued operations, (v) imminent failure or unplanned shutdown of the Facilities or (vi) non-compliance with any applicable Law, in each case, which event is of such a nature that a response cannot reasonably await the decision of Owner. For the avoidance of doubt, an “Emergency” shall include any release or threatened release of hazardous substances into the environment that requires notification to any Governmental Authority under applicable Law.

6.2 Ownership of Subject Facilities, Land Rights and Materials. The Facilities (including all Land Rights and materials acquired by Operator pursuant to this Agreement) shall, at all times, be owned by Owner. Operator shall purchase all materials to be incorporated into the Facilities on behalf of Owner, and title to such materials shall immediately vest in Owner.

6.3	Proprietary Rights.

6.3.1	Operator shall retain all rights to its pre-existing Intellectual Property and to any Operator Improvements (collectively, “Operator Intellectual Property”). Owner shall retain all rights to its pre-existing Intellectual Property, any Owner Improvements, and any design, construction, operation or maintenance Records of the Facilities (collectively, “Owner Intellectual Property”).

6.3.2	With respect to all Intellectual Property conceived, reduced to practice, authored, developed or created by Operator (including its employees, agents or representatives) or any Subcontractor under this Agreement or in connection with the carrying out (or otherwise in the furtherance) of the Services, to the extent such Intellectual Property (a) relates to or is an improvement to Operator’s pre-existing Intellectual Property (“Operator Improvements”), then Operator shall own all right, title, and interest in and to such Operator Improvements; and (b) exclusively relates to and is an improvement to the Owner’s pre-existing Intellectual Property (“Owner Improvements”), then Owner shall own all right, title, and interest in and to such Owner Improvements.

6.3.3	Owner hereby grants to Operator an irrevocable, perpetual, royalty-free, paid up, transferable (solely to the extent that such a transfer is to a third party of the rights and obligations of Operator under this Agreement) non-exclusive license to use at any time the Owner Intellectual Property solely to carry out the Services. All rights not expressly granted to Operator in this Section 6.3.3 are reserved by Owner.

6.3.4	Operator hereby grants to Owner (but not to any member of Owner) and any assignee or transferee of all or substantially all of the Facilities (including a member of Owner if such member is the assignee or transferee) a non-exclusive, royalty-free, paid up license to use (including the right to sub-license to any future operator of the Facilities or other party providing Management, Design, Procurement or Construction services to the Facilities but no other Person) at any time, for the sole and exclusive purpose of the Management, Design, Procurement, Construction, operation, maintenance, upkeep, repair, alteration, expansion and shut-down of the Facilities, all Operator Intellectual Property utilized by Operator during the provision of Services (i) without which it would not be possible or commercially reasonable to operate, maintain and manage the Facilities in the manner in which they were designed or constructed and (ii) for which there is no replacement Intellectual Property that is available in the market on a commercially reasonable basis or that is otherwise held by or available to any Person that is reasonably qualified to provide the Services. All rights not expressly granted to Owner in this Section 6.3.4 are reserved by Operator.

6.3.5	All tangible and digital copies of the plans, drawings, flow diagrams, equipment specifications, operating manuals, printouts, computer data or other records, regardless of form (hereinafter collectively referred to as “Records”), prepared or authored by Operator or any Subcontractor under this Agreement or in connection with the carrying out (or otherwise in the furtherance) of the Services, shall be, as between Operator and Owner, the sole and exclusive property of Owner; provided that Operator will own all right, title and interest in and to any portion of the operating manuals of the Facilities which are common to other facilities of the Operator, which portions, however, shall expressly be part of the Operator Intellectual Property that is licensed to Owner pursuant to Section 6.3.4. Owner shall provide Operator with copies of the Records to the extent (and only to the extent) necessary to give effect to the license granted to Operator pursuant to Section 6.3.3.

6.3.6	Operator agrees to use commercially reasonable efforts to cause any Contract entered into by Operator with any Subcontractor for the provision (by such Subcontractor) of services that Operator is obligated to provide pursuant to this Agreement to include provisions that provide for the ownership by Owner of any Intellectual Property developed under such Contract; provided, that Operator will have non-exclusive, royalty-free, paid-up license to use (including the right to sub-license) any such Intellectual Property.

7.0	Accounting; Reports.

7.1 Maintenance of Accounts; Statements. Operator shall maintain true and accurate accounts of all expenses, disbursements, costs and liabilities chargeable to Owner pursuant to this Agreement, and all revenue accrued and invoiced, all of which shall be charged or credited to Owner, all in accordance with GAAP and in accordance with the Uniform System of Accounts (including any subsequent modifications or revisions thereof) prescribed for oil pipeline companies by the FERC, its successors or by any other Governmental Authority having regulatory jurisdiction over Owner or the Facilities, consistently applied, and Operator shall also maintain the Capital Accounts (and Special Capital Accounts, if applicable) for each Member. Operator shall maintain such books of account at its principal place of business and such books of account shall be open to inspection and examination at reasonable times by Owner. If necessary, Operator may request from Owner any information necessary for Operator to fulfill its duties pursuant to this Section 7.1. Operator shall prepare, or caused to be prepared, and shall submit to Owner the statements, reports and notices specified in the LLC Agreement within the periods established in the LLC Agreement.

7.2 Banking. Operator will establish, in Owner’s name and under Owner’s control, a bank account or accounts (the “Management Account”). Owner will designate Operator, and such Persons as reasonably requested by Operator, as authorized signatories to the Management Account, and all withdrawals by Operator from the Management Account will be made only by Operator or such designated Persons. All funds of Owner will be used solely for the Business, and all interest and other benefits pertaining to such account belong to Owner. At no time may Operator commingle the funds in the Management Account with Operator’s funds or the funds of any other Person, and such funds may not be subject to the Liens or Claims of any kind in favor of Operator or its creditors.

7.3 Owner Funds. Operator shall keep funds belonging to Owner on deposit in the Management Account and, at Owner’s direction, invest such funds. All interest paid on such funds shall be for the account of Owner.

7.4 Disbursements to Members. Operator shall, within ten (10) days after the end of each calendar quarter, provide written notice to Owner of its determination of Available Cash and Special Available Cash, including information as to cash position, anticipated cash receipts and disbursements and Cash Reserves. If necessary, Operator may request from Owner any information necessary for Operator to fulfill its duties pursuant to this Section 7.4.

7.5 Audits.

7.5.1	Owner shall have the right to audit costs charged to Owner’s accounts and other accounting records maintained for Owner by Operator under this Agreement.

7.5.2

Upon not less than sixty (60) days’ prior written notice to Operator, Owner shall have the right (which right may not be exercised more than once in any twelve (12) calendar month period or more than once with respect to any costs and expenses incurred in any calendar year) to audit (or cause to be audited) Operator’s books and records for any calendar year within the twenty-four (24) calendar month period immediately preceding the date of such notice (such twenty-four (24) calendar month period, the “Audit Period”). Owner must provide Operator a written notice of any claims for all discrepancies disclosed by said audit and related to the Audit Period. The cost of each such audit shall be borne by Owner. Any such audit shall be conducted in a manner reasonably designed to result in a minimum of inconvenience and disruption to the operations of Operator. Unless otherwise mutually agreed, any audit shall be conducted at the principal office of Operator or at such other place as the books and records of Operator related to the Services are maintained. In furtherance of any audit conducted by Owner pursuant to this Section 7.5, Operator hereby agrees to exercise on behalf of Owner any audit rights granted in favor of Operator under (a) any Contract between Operator and Affiliate of Operator and/or (b) any subcontract between Operator and any Subcontractor.

7.5.3	At the conclusion of an audit, the Parties shall endeavor to settle outstanding matters expeditiously. To this end, Owner will make a reasonable effort to prepare and distribute a written report to Operator as soon as reasonably practicable and in any event within thirty (30) days after the conclusion of an audit. The report shall include all claims arising from such audit together with comments pertinent to the operation of the accounts and records. Operator shall make a reasonable effort to reply to the report in writing as soon as possible and in any event no later than sixty (60) days after delivery of the report.

7.5.4	All adjustments resulting from an audit agreed to between the Parties shall be reflected promptly in Operator’s books and records. If any dispute shall arise in connection with an audit, it shall be reported to and discussed by the Parties within sixty (60) days.

7.5.5	Owner shall have the right at any reasonable time to inspect and/or observe Operator’s Services and the Facilities in order to confirm that such Services are being performed in accordance with the Standard of Care.

7.6 Government Reports. Operator shall prepare and file any reports required by any commission or Governmental Authority having jurisdiction over the Facilities, including all reports, right-of-way alignment maps, field inventories and valuation reports and statements of reconciliation as may be required by Governmental Authorities, in each case, in the correct number of copies required.

7.7 Maintenance of and Access to Records. Operator shall keep, or cause to be kept, true and complete books of account for Owner in accordance with Section 4.01 of the LLC Agreement. Operator shall give reasonable access to each Member, subject to the applicable provisions of the LLC Agreement, to inspect any of the books, records and operations of Owner for any purpose reasonably related to the Units owned by such Member. Any such inspection shall occur during normal business hours upon reasonable notice to Operator and shall be conducted in a manner which does not cause undue disruption to the operations of Operator. In addition, if EEP (or any of its Affiliates) is engaged in bona fide negotiations with a Third Party related to a proposed disposition of the Units owned by EEP (or such Affiliate, if applicable) and requests books, records, and other information for disclosure to such Third Party in accordance with the LLC Agreement, Operator agrees to (a) cooperate with EEP or such Affiliate) and (b) make books, records and other information available as reasonably required by EEP (or such Affiliate).

7.8 Periodic Reports and Statements. Operator will analyze operating costs for control purposes, prepare cash and movements forecasts, and will furnish to Owner, monthly, unaudited financial statements and such other reports, statistics, and statements relative to the Business as Owner may reasonably request or as may be required by its financial commitments now in existence or hereafter entered into.

8.0	Force Majeure.

8.1 Procedure. If Operator is rendered unable, wholly or in part, by “Force Majeure” (as defined below) to carry out its obligations under this Agreement, other than to make payments then or thereafter due hereunder, then upon Operator giving notice and full particulars of such Force Majeure to Owner of the cause relied on, then the obligations of Operator, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused but for no longer period.

8.2 Definition. The term “Force Majeure” means any event not within the reasonable control of Operator and which by the exercise of reasonable diligence Operator could not have prevented and is not due to the affected Operator’s gross negligence or willful misconduct, including, to the extent consistent with the foregoing, events of nature or the elements, strikes, lockouts or other labor disturbances, sabotage, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, storm warnings, floods and washouts, restraints of Governmental Authorities, civil disturbances, environmental accidents affecting the land, air or water, explosions, breakage or accident to equipment, machinery or lines of pipe, other casualty occurrences, in each case, substantially affecting the operational performance of the Facilities, terrorist acts or the threat thereof targeting all or any portion of the Facilities, the necessity for making repairs or alterations to equipment, machinery or lines of pipe or the Facilities in general, freezing of lines of pipe, partial or entire failure of pipe or other portions of the Facilities, inability to obtain pipe, materials, equipment, rights of way, permits, or labor, and any actions by Governmental Authorities that are resisted in good faith.

8.3 Strikes. It is understood and agreed that the settlement of strikes or lockouts is entirely within the discretion of Operator, and that none of the provisions of this Agreement will require the settlement of strikes or lockouts by acceding to the demands of opposing Persons when such course is inadvisable in the discretion of Operator.

8.4 Duty to Mitigate. Notwithstanding the occurrence of a Force Majeure, Operator shall use all reasonable efforts to attempt to mitigate the effects of such Force Majeure, including the payment of all reasonable sums of money by or on behalf of Operator, which sums are reasonable given the likely efficacy of the mitigation measures; provided, however that any reasonable cost or expense incurred, or reasonable sums of money paid, in each case in accordance with the Standard of Care, by Operator in an attempt to mitigate the effects of such Force Majeure shall be charged to Owner and reimbursed to Operator by Owner (as applicable). Operator shall attempt to continue the performance of the Services, including any reasonable alternative means for performance which are not prevented by Force Majeure, insofar as reasonably practicable and to notify Owner of the steps it plans to take to mitigate the effects of any Force Majeure.

9.0	Insurance.

9.1 Insurance. Operator shall, at the cost and expense of Owner, obtain and maintain for itself and for the benefit of Owner, the kinds of insurance and amounts of coverage set forth in Exhibit A. The Operator shall also, as directed by Owner in writing, administer Owner’s insurance in accordance with Exhibit A hereunder and the LLC Agreement, including (i) procuring and maintaining, at Owner’s expense, any and all insurance policies required to be maintained by Owner, (ii) monitoring compliance with the terms and conditions of all such insurance policies, (iii) administering claims and obtaining recoveries for and on behalf of Owner under such insurance policies and (iv) facilitating reimbursement of reasonable Member insurance premium expenses for such insurance procured in accordance with Section 12.03 of the LLC Agreement.

9.2 Premiums, Deductibles, etc. All insurance premiums, expenses, deductibles, self-insurance retentions or similar programs applicable to the insurance required hereunder shall be reimbursed by Owner to Operator.

10.0	Claims.

10.1 Claims. Liabilities and Claims involving Owner and Operator shall be handled in the following manner:

10.1.1	Liability Claims. Subject to the limitations set forth in Section 3.4, Operator shall manage and process any Claim against Operator or Owner, which arises out of the management, operation, repair or maintenance of the Facilities, or arises out of or is incidental to the activities carried on or work performed, required or contemplated by this Agreement (each, a “Liability Claim”) in accordance with Section 10.1.3.

10.1.2	Recovery Claims. Subject to the limitations of Sections 3.4, Operator shall assist Owner with prosecuting and/or settling any Claim which Owner has against one or more Persons that are not Members or Parties (each, a “Recovery Claim”).

10.1.3	Notice of Claim. In the event that Operator receives any written Liability Claim that exceeds One Million Dollars ($1,000,000), Operator shall provide Owner, within ten (10) days of receipt of such Liability Claim, a notice that includes a brief written summary of the facts regarding such Liability Claim and a copy of the demand letter, petition, or similar documentation.

10.1.4	Material Adverse Effect. Notwithstanding anything to the contrary in this Agreement, any and all Claims made against Owner or the Facilities which involve a criminal complaint or which more likely than not could have a material adverse effect on the Business shall be referred to Owner for handling.

10.2 Mutual Release and Indemnification.

10.2.1

Indemnification by Owner. Notwithstanding anything in this Agreement to the contrary (including, for the avoidance of doubt, any failure by Operator to act in accordance with the Standard of Care), Owner shall be responsible for, shall pay on a current basis and hereby releases, defends, indemnifies and holds harmless Operator and its Affiliates (other than Owner) and their respective partners, members, directors, officers, managers and employees (the “Operator Indemnitees”) from and against all Liabilities and Claims arising out of, attributable to, in connection with or incidental to any act or omission of any Operator Indemnitees in carrying out the Services (including the administration, operation or maintenance of any of the Facilities) or any other activities carried out or work performed or required by this Agreement INCLUDING AS A RESULT OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) AND ANY OTHER LEGAL FAULT, INCLUDING STRICT LIABILITY, OF ANY OPERATOR INDEMNITEES, Owner OR ANY THIRD PARTY; provided, however, that Owner will not be required to release or indemnify any Operator Indemnitees from any Liabilities or Claims to the extent such Liabilities or Claims; arise out of or in connection with or are attributable or incident to the gross negligence or willful misconduct of any Operator Indemnitee.

10.2.2	Indemnification by Operator. Except as provided in Section 10.2.4, but otherwise notwithstanding anything herein to the contrary, Operator shall be responsible for, shall pay on a current basis and hereby releases, defends, indemnifies and holds harmless the Owner Indemnitees from and against all Liabilities and Claims to the extent arising out of or in connection with or attributable or incidental to the gross negligence or willful misconduct of any Operator Indemnitee.

10.2.3	Survival of Indemnification Provisions; No Double Recovery. The provisions of this Section 10.2 shall survive any termination of this Agreement. Notwithstanding anything to the contrary herein, nothing shall prohibit Operator from pursuing its indemnity rights under this Section 10.2 against Owner for any Liabilities and Claims suffered or incurred by Operator in excess of the insurance coverages required to be maintained by Owner pursuant to this Agreement. In calculating any amount to be paid by an Indemnifying Party by reason of the provisions of this Section 10.2, the amount shall be reduced by all cash tax benefits and other cash reimbursements (including net insurance proceeds) actually received (directly or indirectly, including by virtue of the Indemnified Party’s direct or indirect ownership interest in Owner) by the Indemnified Party with respect to the applicable Claim or Liability.

10.2.4	Recommended Activities. If Operator makes a written recommendation regarding a specific operational issue not caused by the Standard of Care to Owner that has resulted in, or would reasonably be expected to result in, physical damage or harm to Persons or property or any material adverse effect on Owner, the Business or the Facilities and that would not otherwise constitute an Emergency, and Owner does not approve the recommendation or the method by which that Operator wishes to implement such recommendation for any reason (a “Recommended Activity”), Operator shall not be liable and Owner hereby releases and defends, indemnifies and holds harmless the Operator Indemnitees from and against all Liabilities and Claims arising out of, attributable to, in connection with or incidental to Owner’s failure to approve such Recommended Activity, or Operator’s failure to undertake a Recommended Activity absent Owner’s approval thereof. Owner’S AGREEMENT TO RELEASE AND INDEMNIFY OPERATOR INDEMNITEES PURSUANT TO THIS SECTION 10.2.4 SHALL INCLUDE, WITHOUT LIMITATION, THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, GROSS, ACTIVE OR PASSIVE) AND WILLFUL MISCONDUCT OF OPERATOR INDEMNITEES, Owner, ANY MEMBER OR ANY OF THEM.) For clarification, this Section 10.2.4 shall apply and Owner hereby agrees to release and to indemnify the Operator Indemnitees even if the failure to undertake the Recommended Activity would otherwise amount to gross negligence or willful misconduct.

10.2.5

Disclaimer of Liability. SUBJECT TO THE LAST SENTENCE OF THIS SECTION 10.2.5, BUT OTHERWISE NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, AS BETWEEN THE PARTIES, A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY COVENANT, AGREEMENT OR CONDITION CONTAINED HEREIN OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DAMAGES AND NONE OF THE OPERATOR INDEMNITEES OR THE Owner INDEMNITEES SHALL BE ENTITLED TO RECOVER FROM OPERATOR OR Owner OR THEIR

RESPECTIVE AFFILIATES ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES. EACH PARTY EXPRESSLY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR DAMAGES OTHER THAN ACTUAL DAMAGES. IF A PARTY BECOMES OBLIGATED TO PAY A PERSON NOT A PARTY ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, AND SUCH PARTY IS ENTITLED TO INDEMNIFICATION UNDER THE TERMS OF THIS AGREEMENT, THEN SUCH PARTY’S INDEMNIFICATION RIGHT SHALL INCLUDE ALL INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY AND PUNITIVE DAMAGES IT IS OBLIGATED TO PAY.

10.2.6	Indemnification Procedures. For purposes of this Article 10, the term “Indemnifying Party,” when used in connection with particular Liabilities, shall mean the party or parties having an obligation to indemnify another party or parties with respect to such Liabilities pursuant to this Article 10, and the term “Indemnified Party,” when used in connection with particular Liabilities, shall mean the party or parties having the right to be indemnified with respect to such Liabilities by another party or parties pursuant to this Article 10.

(a)	To make a claim for indemnification under Section 10.2.1 or 10.2.2 (as applicable) an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 10.2.6, including specific details, underlying facts and the specific basis under this Agreement for its claim (the “Claim Notice”).

(b)	In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third-Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third-Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third-Party Claim; provided, however, that the failure of any Indemnified Party to give notice of a Third-Party Claim as provided in this Section 10.2.6 shall not relieve the Indemnifying Party of its obligations under Section 10.2.1 or 10.2.2 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third-Party Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Third-Party Claim.

(c)	In the case of a claim for indemnification based upon a Third-Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it shall assume the defense of such Third-Party Claim. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)

If the Indemnifying Party shall have assumed the defense of the Third-Party Claim, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party shall cooperate in contesting any Third-Party Claim that the Indemnifying Party elects to contest. The Indemnified

Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 10.2.6(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third-Party Claim or consent to the entry of any judgment with respect thereto that does not include an unconditional release of the Indemnified Party from all liability in respect of such Third-Party Claim or (ii) settle any Third-Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)	If the Indemnifying Party does not assume the defense of the Third-Party Claim, then the Indemnified Party shall have the right to defend against the Third-Party Claim at the cost and expense of the Indemnifying Party, with counsel reasonably satisfactory to the Indemnifying Party. Any settlement of the Third-Party Claim shall require the consent of the Indemnifying Party.

10.2.7	Sole Remedy. Other than the removal of Operator as the construction manager and/or operator (as applicable) of the Facilities pursuant to Section 2.3.2(c), the right to receive indemnification from Operator pursuant to Section 10.2.2 shall be the sole and exclusive remedy of Owner for any breach by Operator of any provision of this Agreement.

11.0	Confidential Information; Publicity.

11.1 Confidential Information.

11.1.1	The Parties agree that information related to confidential shipper information, pricing, cost data and other commercially or operationally sensitive information relating to the Business that is typically considered confidential shall be considered “Confidential Information” hereunder, shall be kept confidential and shall not be disclosed during the term of this Agreement to any Third Party, except (in each of the following cases, to the extent not prohibited by the provisions of Section 15(13) of the Interstate Commerce Act):

(a) to an Affiliate of Owner or a Member;

(b) to the extent any Confidential Information is required to be furnished in compliance with applicable Law, or pursuant to any legal proceedings or because of any order of any Governmental Authority that is binding upon a Party;

(c) to prospective or actual attorneys engaged by any Party where disclosure of such Confidential Information is essential to such attorney’s work for such Party;

(d) to prospective or actual contractors and consultants engaged by any Party where disclosure of such Confidential Information is essential to such contractor’s or consultant’s work for such Party;

(e) to a bona fide prospective transferee of a Member’s Units to the extent appropriate in order to allow the assessment of such Units (including a Person with whom a Member and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares), as long as the Member provides ten (10) days prior written notice to Owner of its intention to share such Confidential Information and the transferee executes a confidentiality agreement with Owner and Operator containing substantially similar terms and conditions as those set forth in this Section 11.1;

(f) to a bank or other financial institution to the extent appropriate to a Party arranging for financing;

(g) to the extent such Confidential Information must be disclosed pursuant to any rules or requirements of any stock exchange having jurisdiction over a Party or its Affiliates; provided that if such Party desires to disclose Confidential Information in an annual or periodic report to its or its Affiliates’ shareholders and the public and such disclosure is not required pursuant to any rules or requirements of any stock exchange, then such Party shall comply with Section 11.2;

(h) to its respective employees, subject to each Party taking customary precautions to ensure such Confidential Information is kept confidential; and

(i) any Confidential Information which, through no fault of or breach of this Agreement by a Party, becomes a part of the public domain.

11.1.2 Disclosure pursuant to Section 11.1.1(d), 11.1.1(e) or 11.1.1(f) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient to keep the Confidential Information strictly confidential for the term of this Agreement and to use the Confidential Information for the sole purpose described in Section 11.1.1(d), 11.1.1(e) or 11.1.1(f), whichever is applicable, with respect to such disclosing Party.

11.1.3 Subject to Section 6.3.4, for the duration of the license granted to Owner, Owner shall keep confidential and not disclose to any Third Party any of the Operator Intellectual Property that is licensed to Owner by Operator pursuant to Section 6.3.4 (the “Licensed Intellectual Property”), except:

(a) to the extent such Licensed Intellectual Property is required to be disclosed in compliance with applicable Law, or pursuant to any legal proceedings or because of any order of any Governmental Authority that is binding upon Owner (provided that (i) Owner shall give written notice to Operator of any such actual or anticipated disclosure requirement as soon as reasonably possible with sufficient details to allow Operator to contest any such disclosure requirement and (ii) Owner shall take such steps as may be reasonably necessary, upon Operator’s instruction and that are consistent with applicable Law, to protect the confidentiality of such Licensed Intellectual Property);

(b) to prospective or actual attorneys engaged by Owner where disclosure of such Licensed Intellectual Property is essential to such attorney’s work for Owner;

(c) to prospective or actual contractors and consultants engaged by Owner (including any sublicensee contemplated by Section 6.3.4) where disclosure of such Confidential Information is essential to such contractor’s or consultant’s work for Owner; and

(d) to a bank or other financial institution to the extent appropriate to a Party arranging for financing.

11.1.4 Disclosure pursuant to Section 11.1.3(c) or 11.1.3(d) shall not be made unless prior to such disclosure Owner has obtained a written undertaking from the recipient to keep the Licensed Intellectual Property strictly confidential and to use the Licensed Intellectual Property for the sole purpose described in Section 11.1.3(c) or 11.1.3(d), whichever is applicable.

11.1.5 In connection with the transfer of all or substantially all of the Facilities, Owner shall cause the assignee or transferee to agree to confidentiality obligations with respect to the Licensed Intellectual Property on substantially the same terms as those set forth in Section 11.1.3 and Section 11.1.4.

11.2 Publicity.

11.2.1 Without reasonable prior notice to the other Party, no Party will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement, the LLC Agreement, any Confidential Information or the activities contemplated hereby or thereby, except where such release or statement is deemed in good faith by such releasing Party to be required by Law or under the rules and regulations of a recognized stock exchange on which shares of such Party or any of its Affiliates are listed, and in any case, prior to making any such press release or public statement, such releasing Party shall provide a copy of the proposed press release or public statement to the other Party reasonably in advance of the proposed release date as necessary to enable such other Party to provide comments on it; provided such other Party must respond with any comments within two (2) Business Days after its receipt of such proposed press release.

11.2.2 Notwithstanding anything to the contrary in Section 11.1 or 11.2.1, any Party or Affiliate of a Party may disclose information regarding the Business that is not Confidential Information in investor presentations, industry conference presentations or similar disclosures. If a Member wishes to disclose any Confidential Information in investor presentations, industry conference presentations or similar disclosures, such Member must first (i) provide the other Party with a copy of that portion of the presentation or other disclosure document containing such Confidential Information and (ii) obtain the prior written consent of the other Party to such disclosure (which consent may not be unreasonably withheld, conditioned or delayed).

11.2.3 Notwithstanding anything to the contrary in Section 11.1 or 11.2.1, (a) in the event of any Emergency endangering property, lives or the environment or (b) Operator may issue such press releases or public announcements as it deems necessary in light of the circumstances and shall promptly provide Owner with a copy of any such press release or announcement.

12.0	General Provisions.

12.1 Notices. All notices and communications required or permitted to be given hereunder shall be sufficient in all respects (a) if given in writing and delivered personally, (b) if sent by overnight courier, (c) if mailed by U.S. Express Mail or by certified or registered United States Mail (return receipt requested) with all postage fully prepaid or (d) sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation) and, in each case, addressed to the appropriate Party hereto at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

Operator:

Enbridge (U.S.) Inc.

1100 Louisiana, Suite 3300

Houston, TX 77002

Attention: E. Chris Kaitson, Vice President—Law, Deputy General Counsel

Owner:

North Dakota Pipeline Company LLC

1100 Louisiana, Suite 3300

Houston, TX 77002

Attention: E. Chris Kaitson, Vice President—Law, Deputy General Counsel

With a copy to:

539 South Main Street

Findlay, Ohio 45840

Attn: General Counsel

With a copy to:

Jones Day

717 Texas Avenue, Suite 3300

Houston, Texas 77002

Attn: Jeffrey A. Schlegel, Esq.

12.2 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT LOCATED WITHIN HARRIS COUNTY, TEXAS, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON SUCH PARTY, CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY FIRST CLASS REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH AT THE ADDRESS SPECIFIED PURSUANT TO SECTION 12.1, AGREES THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF, AND WAIVES ANY OBJECTION TO JURISDICTION OR VENUE OF, AND WAIVES ANY MOTION TO TRANSFER VENUE FROM, ANY OF THE AFORESAID COURTS.

12.3 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

12.4 Dispute Resolution. Claims and controversies arising out of or relating to this Agreement shall be determined and resolved in accordance with the following procedures:

12.4.1 Any Claim arising out of or relating to this Agreement, including the meaning of its provisions, or the proper performance of any of its terms, its breach, termination or invalidity (each, a “Dispute”) shall be resolved in accordance with the procedures specified in this Section 12.4, which until the completion of the procedures set forth in Section 12.4.3 shall be the sole and exclusive procedure for the resolution of any such Dispute, except that any Party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment that action is necessary to avoid irreparable damage or to preserve the status quo. Despite that action the Parties shall continue to participate in good faith in the procedures specified in this Section 12.4.

12.4.2 Any Party wishing to initiate the dispute resolution procedures set forth in this Section 12.4 with respect to a Dispute not resolved in the ordinary course of business must give written notice of the Dispute to the other Party (a “Dispute Notice”). The Dispute Notice shall include (i) a statement of that Party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party and of any other Person who will accompany the executive in the negotiations under Section 12.4.3.

12.4.3 If any Party has given a Dispute Notice under Section 12.4.2, the Parties shall attempt in good faith to resolve the Dispute within 30 days of the delivery of the Dispute Notice (such period, the “Negotiation Period”) by negotiations between executives who have authority to settle the Dispute and who are at a Senior Vice President or higher level of management than the Persons with direct responsibility for administration of this Agreement or the matter in Dispute. Within 15 days after delivery of the Dispute Notice, the receiving Party shall submit to the other a written response. The response shall include (i) a statement of that Party’s position and a summary of arguments supporting that position and (ii) the name and title of the executive who will represent that Party and of any other Person who will accompany the executive. During the Negotiation Period, such executives of the Parties shall meet at least weekly, at a mutually acceptable time and place, and thereafter during the Negotiation Period as more often as they reasonably deem necessary, to attempt to resolve the Dispute.

12.4.4 All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Section 12.4.3 are pending. The Parties shall take any action required to effectuate that tolling. Each Party is required to continue to perform its obligations under this Agreement pending completion of the procedures set forth in Section 12.4.3, unless to do so would be impossible or impracticable under the circumstances.

12.4.5 Any Dispute that cannot be resolved during the Negotiation Period may, at the option of any Party hereto, be resolved and decided by the Federal or State courts located in Harris County, Texas. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Dispute brought in such courts or any defense of inconvenient forum for the maintenance of such Dispute. Each of the Parties hereto agrees that a judgment in any such Dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a Party to this Agreement may become involved. Each of the Parties hereto hereby consents to process being served by any Party to this Agreement in any suit, action, proceeding or counterclaim of the nature specified in this Section 12.4.5 by the mailing of a copy thereof in the manner specified by the provisions of Section 12.1. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12.5 Entirety of Agreement. THIS AGREEMENT AND THE LLC AGREEMENT CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES REGARDING THE DESIGN, CONSTRUCTION, PROCUREMENT, OPERATION AND MAINTENANCE OF THE FACILITIES, AND SUPERSEDE ALL OTHER PRIOR AND CONTEMPORANEOUS AGREEMENTS, WHETHER WRITTEN OR ORAL, BETWEEN THE PARTIES AND RELATED THERETO. NO VARIATION, MODIFICATION OR CHANGE SHALL BE BINDING UPON A

PARTY UNLESS EFFECTUATED BY AN INSTRUMENT IN WRITING EXECUTED BY A DULY AUTHORIZED OFFICER OR A DULY AUTHORIZED AGENT FOR IT.

12.6 Captions or Headings. The headings appearing at the beginning of each Section are all inserted and included solely for convenience and shall never be considered or given any effect in construing this Agreement, or any provision or provisions hereof, or in connection with determining the duties, obligations or liabilities of the Parties or in ascertaining intent, if any question of intent should arise.

12.7 Assignment. This Agreement and its attendant rights may not be assigned, transferred, subcontracted or otherwise conveyed by either Party without the express written consent of the other Party; provided, however, a Party may assign its rights and obligations under this Agreement to an Affiliate with the prior consent of the other Party, which consent shall not be unreasonably withheld. Any such assignment without consent shall be void.

12.8 Duplicate Originals. This Agreement is executed in duplicate originals, with one (1) original to be retained by Operator and one (1) original to be retained by Owner.

12.9 No Third Party Beneficiary. Except as provided in Section 10.2, this Agreement shall be binding solely upon, be enforceable solely by, and inure solely to the benefit of, each Party and its permitted successors and assigns, and nothing in this Agreement (express or implied) is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

12.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, and such invalidity or unenforceability does not destroy the basis of the bargain between the Parties, then the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

12.11 Waiver. No consent or waiver, express or implied, by any Party of any breach or default by any other Party in the performance by the other Party of his, her or its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligation hereunder. Failure on the part of any Party to complain of any act or to declare any other Party in default, regardless of how long such failure continues, shall not constitute a waiver of rights hereunder.

12.12 Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of each Party and its respective permitted successors and assigns.

12.13 Exhibits. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Exhibit, the terms and conditions of this Agreement shall govern and control.

12.14 Joint Efforts. This Agreement will be considered for all purposes as prepared through the joint efforts of the Parties, and will not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution of the Agreement.

12.15 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or .pdf attachment containing the applicable signature(s)) with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Effective Date.

OPERATOR

Enbridge (U.S.) Inc.

By:	/s/ Chris Kaitson
Name:	Chris Kaitson
Title:	Vice President - U.S. Law

Owner

North Dakota Pipeline Company LLC

By:	/s/ Mark Maki
Name:	Mark Maki
Title:	President

Signature Page to

Operating and Construction Management Agreement

EXHIBIT A

INSURANCE

Without limiting any of the obligations and liabilities of either Party at law or in equity, the Parties shall carry, or cause to be carried and maintained for the duration of this Agreement, the insurance outlined in this Exhibit A and any additional insurance as may be required by applicable Law or as may be otherwise mutually agreed upon by the Management Committee and Operator from time to time:

1.0	Operator’s Insurance.

1.1	Statutory Worker’s Compensation in accordance with all applicable statutory requirements of the state(s) in which the work is performed, in all state(s) where employees are domiciled or reside, including Alternate Employers Endorsement and shall waive insurers rights of recovery or subrogation against Owner and its Affiliates.

1.2	Employer’s Liability Insurance with a limit of One Million Dollars ($1,000,000) each accident, One Million Dollars ($1,000,000) by disease each employee, and One Million Dollars ($1,000,000) by disease policy limit. Such insurance shall include a waiver of insurers right of recovery or subrogation against Owner and its Affiliates and shall add Owner and its Affiliates as additional insureds.

1.3	Automobile Liability Insurance covering all licensed motor vehicles or snowcraft and all-terrain vehicles, which are owned, non-owned, leased or operated by Operator and used in connection with this Agreement with an inclusive bodily injury, death and property damage limit of Two Million Dollars ($2,000,000) per accident. Such insurance shall include a waiver of insurers right of recovery or subrogation against Owner and its Affiliates and shall add Owner and its Affiliates as additional insureds.

1.4	Operator shall provide to Owner within thirty (30) days of the commencement of this Agreement and upon annual renewal thereafter, evidence of compliance with this Exhibit in the form of certificates of insurance.

2.0	Owner’s Insurance.

2.1	Construction Insurance for Sandpiper Facilities. Commencing with, and during the term of construction for the Sandpiper Facilities, Owner shall direct Operator to obtain and maintain construction-specific insurance in such limits and with such extensions as would be maintained by reasonable and prudent Operators during similar construction activities, including:

2.1.1

Construction Liability Insurance with a limit to be reasonably determined by Operator, but in any case not less than Fifty Million Dollars ($50,000,000) for each occurrence or accident, including property damage, bodily injury (including death at any time resulting therefrom) and personal injuries sustained by any Third Party because of bodily injury or destruction of property arising from construction activities. Such coverage shall include, but not be limited to Non-owned Automobile Liability, Contractual Liability and Sudden and Accidental Pollution Liability. Coverage shall extend to include Owner, Operator, contractors and subcontractors as additional insureds, in connection with the work and shall waive subrogation against such additional insureds. The policy shall provide for coverage during the term of construction, and include products

Exhibit A-1

and completed operations coverage for a period not less than twenty-four (24) months following commissioning of the Sandpiper Facilities.

2.1.2	Course of Construction Insurance with a limit to be reasonably determined by Operator, but in any case not less than Fifty Million Dollars ($50,000,000) for work being performed in respect of the Sandpiper Facilities, which shall cover all risks of physical loss or damage to the Sandpiper Facilities or the work being performed in respect thereto, including all machinery, materials and supplies at the site of such work, in transit thereto and intended to become a part of the finished work, or on site awaiting erection or installation, testing or final acceptance by Operator.

2.1.3	Any other insurance reasonably determined to be necessary by Operator.

2.2	Construction Insurance. During the term of any construction activities, as applicable, Owner shall direct Operator to obtain construction-specific insurance in such limits and with such extensions as would be maintained by reasonable and prudent Operators during similar construction activities. At a minimum, such insurance shall include Construction Liability Insurance for a minimum limit of Ten Million Dollars ($10,000,000) for each occurrence or accident, including property damage, bodily injury (including death at any time resulting therefrom) and personal injuries sustained by any Third Party because of bodily injury or destruction of property arising from construction activities. Such coverage shall include, but not be limited to Non-owned Automobile Liability, Contractual Liability, and Sudden and Accidental Pollution Liability. Coverage shall extend to include Owner, Operator, contractors and subcontractors as additional insureds, in connection with the work and shall waive subrogation against such additional insureds. The policy shall provide for coverage during the term of construction, and include products and completed operations coverage for a period not less than twenty-four (24) months following commissioning of the Facility.

2.3	Operational Insurance. Commencing at the Sandpiper Project In-Service Date, Owner shall maintain the following insurance:

2.3.1	Commercial General Liability Insurance with an inclusive bodily injury, death, and property damage limit of Two Million Dollars ($2,000,000) per occurrence. This policy shall include coverage for products and completed operations, railroad liability, severability of interests and cross liability and shall include contractual liability addressing indemnification under this Agreement. The policy shall include Operator as named insured and shall waive all rights of subrogation or recovery against Operator.

2.3.2	Umbrella Liability Insurance written on a “Following Form” basis and providing coverage excess of operational insurance for Employer’s Liability, Worker’s Compensation, Automobile Liability and Commercial General Liability required under this Exhibit, with a combined single maximum limit of Three Million Dollars ($3,000,000) per occurrence and in aggregate.

2.3.3	Any other insurance as determined by the Management Committee.

Exhibit A-2

3.0	The insurance maintained pursuant to this Exhibit shall:

3.1	be with insurance companies authorized to do business in the state(s) where activities under the Agreement will occur and shall be rated at least A-VII by AM Best or A by Standard & Poors;

3.2	be endorsed to show, or shall otherwise contain language that such insurance will be primary to and not contributory with any other insurance available to Operator and its Affiliates, Owner and its Affiliates and Members. In the case of construction activities, any construction insurance obtained and maintained under this Agreement shall be endorsed to be primary with respect to any other insurance available to Owner, Operator, Members and their Affiliates;

3.3	provide thirty (30) days’ advance notice of cancellation to Owner and Operator; and

3.4	include a provision that such policy shall survive the default or bankruptcy of the insured for claims arising out of an event before such default or bankruptcy.

4.0	The Management Committee may consent to alter or waive certain insurance requirements in this Exhibit. In the event that any insurance described within this Exhibit other than insurance required by Applicable Law, shall in Operator’s reasonable opinion be unavailable on commercially reasonable terms, then Operator shall promptly notify Owner; however, subject to Management Committee approval, the Parties will remain obligated to maintain such insurance up to the level, if any, at which such insurance can be maintained on commercially reasonable terms in the commercial insurance market for similar Facilities.

5.0	Operator shall ensure that the insurance required hereunder be obtained on, and shall include terms and conditions which are, in Operator’s reasonable opinion, the best available from the marketplace on reasonable terms and ordinary or appropriate. Operator shall obtain the prior approval and direction of the Management Committee with respect to Owner’s insurance, including annual renewals thereof.

6.0	If Operator makes any payments with respect to any losses, damages, claims or liabilities arising out of this Agreement which are covered by insurance policies maintained hereunder with the approval of the insurers thereof such payments shall be reimbursed by Owner to Operator.

7.0	Operator and Owner shall cooperate and shall provide each other with such assistance and materials as is required to support the placement of insurance and to substantiate such damages or losses for the purposes of claim recoveries sought under insurance coverage required by this Exhibit or any applicable Member insurance.

Exhibit A-3

EXHIBIT B

INITIAL BUDGET

Exhibit B-1

EPND

	Budget December 2013	Budget Annual 2014	Budget Annual 2015	Budget Annual 2016
Power	3,045,044	18,948,029	30,761,925	29,104,719
Human Resources	33,830	694,955	715,804	542,312
Materials & Supplies Purchased	93,470	1,963,300	1,874,574	1,910,690
Outside Contract Services	685,884	8,561,885	8,403,344	6,702,541
Outside Services	1,128,692	14,246,897	16,986,726	18,308,125
Repairs & Maintenance	151,186	13,233,645	5,930,419	4,520,746
Rents & Leases	87,079	1,461,236	2,000,000	1,509,551
Insurance	97,005	1,444,812	1,237,570	1,262,866
Property & Business Tax	494,357	5,927,871	11,515,132	10,149,727
Allocations	1,975,794	25,207,464	29,058,422	32,010,970
Inventory Adjustments	501,075	5,296,611	6,408,334	5,375,887
Other O&A Expense	(16,886)	1,966,780	1,424,290	2,456,214

Total Operating Expenses	8,276,531	98,953,485	116,316,538	113,854,349

Maintenance Capital	933,846	13,947,947	16,334,516	14,571,821
Integrity Capital	894,800	65,918,200	8,345,937	5,117,378

Total	1,828,646	79,866,147	24,680,453	19,689,199